Exhibit 99
Press Release
ORMSBEE RETIRES FROM CNB BOARD OF DIRECTORS
John L. Ormsbee is retiring as a director from both the CNB Corporation and Citizens National Bank board of directors in May 2009 after nearly 30 years of service. John was appointed to the Citizens National Bank board of directors in 1980, succeeding his father, and to the CNB Corporation board of directors upon its formation in 1985. John is also past chairman of the bank’s audit committee.
John is a lifelong resident of Cheboygan, graduating with all-state honors in football from Cheboygan High School in 1957 and attending Northern Michigan University on a football scholarship. Upon his return to Cheboygan John managed Cheboygan Motors for his father, eventually purchasing the business in 1965. In 1987 John graduated from World Wide Auctioneering School and opened Jack’s Sales & Auctioneering, which he continues to operate. John established and operated several successful business concerns including an excavating business, a timbering operation and a sport and fishing store, the Onaway Outpost.
John maintains a strong interest in the betterment of the community and lends his support to many worthwhile endeavors. He is a lifetime member of the Community of Christ Church, has been a member of the Cheboygan Kiwanis Club for over 30 years, is a 32ndDegree Mason and a lifetime member of the Masonic Blue Lodge #283 Cheboygan, serving two terms as the Master. He served on the Cheboygan Area Schools Board of Education for five years, and is a member of the Indian River Shrine Club.
John is also an avid sportsman and true to his nature has become involved in various organizations to ensure others can join in his enjoyment for years to come. In 2003 he was a charter member of the Afton Deer Management Club and has served as its chairman for six years. In 2004 John was appointed by the Michigan Natural Resources Commission as a committee member to review existing policies and develop new policies and procedures relating to wildlife habitat. He is also a member of the Cheboygan Sport Fishing Association. John has been fortunate to hunt locally as well as throughout the United States and internationally, taking trophies from Colorado, Montana, South Dakota, Wyoming, Canada and Denmark. These are all proudly displayed in a trophy room recently completed by John using lumber he timbered and milled.
John and his wife of 48 years, Darleen, have three sons, John, Terry and Todd and have also been blessed with five grandchildren.
Upon his retirement as a director we wish John all the best and know he will continue to use his time and talents to improve the world around him, for which we are all grateful.